Exhibit 4.2

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”) is made this ___ day of July, 2025, by and between                           (“Holder”) and Orchestra BioMed Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein, but not defined herein shall have the meanings set forth in the Warrant (as defined below).

WHEREAS, Holder is the holder of that certain Warrant Agreement dated November 6, 2024 issued by the Company to Holder (the “Warrant”); and

WHEREAS, in connection with certain credit transactions of even date herewith between Holder and the Company, the parties desire to amend the Warrant in the manner set forth below;

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Amendment of Warrant.      The Warrant is hereby amended as follows:

(a)           by deleting the definition of Exercise Price in Section 1(b) thereof in its entirety, and substituting therefor the following new definition:

“             “Exercise Price” means the lower of (i) $5.74, and (ii) the Target Price, in either case subject to adjustment from time to time in accordance with the provisions of this Warrant.”

(b)          by adding the following new defined terms to Section 1(b) thereof:

“             “Next Equity Financing” means the first sale and issuance by the Company after July 18, 2025, in a single transaction or series of related transactions, of shares of its Common Stock and/or convertible preferred stock to purchasers for cash in a bona fide equity financing of the Company in which the Company actually receives total aggregate gross cash proceeds of not less than $15,000,000, whether pursuant to an effective registration statement under the Act or in a transaction exempt from the registration requirements of the Act.”

“             “Next Equity Financing Price” means the lowest effective price per share for which shares of Common Stock are sold or issued, or deemed to have been sold or issued, by the Company in the Next Equity Financing; provided, however, with respect to an underwritten public offering registered under the Act, the lowest effective price per share shall refer to the price offered to the public, and not the price paid by the underwriters in such offering. For purposes of this definition:

(i) if the Company shall sell and issue a series of its convertible preferred stock in the Next Equity Financing, the Next Equity Financing Price therefor shall equal (A) the lowest effective price per share for which shares of such convertible preferred stock are sold or issued by the Company in the Next Equity Financing, divided by (ii) the number of shares of Common Stock into which a share of such convertible preferred stock may be converted; and

(ii) if warrants and/or other rights to acquire shares of Common Stock and/or convertible preferred stock are issued in connection with the Next Equity Financing, then the lowest effective price per share shall equal (A) the sum of (x) the total aggregate gross proceeds received by the Company from the sale and issuance of all shares of Common Stock and/or convertible preferred stock and all such warrants and/or other rights, and (y) the total aggregate exercise price or other purchase price payable under all such warrants and/or other rights, divided by (B) the sum of (x) the total aggregate number of (1) shares of Common Stock issued by the Company in the Next Equity Financing, and/or (2) shares of Common Stock issuable on conversion of the shares of convertible preferred stock issued by the Company in the Next Equity Financing, if any, and (y) the total aggregate number of (1) shares of Common Stock issuable on exercise of all such warrants and/or other rights, and/or (2) shares of Common Stock issuable on conversion of the shares of convertible preferred stock issuable on exercise of all such warrants and/or other rights, if any. Notwithstanding anything to the contrary contained herein, any warrants issued pursuant to the ”Revenue Participation Right Purchase and Sale Agreement, dated as of the date hereof, by and between Ligand Pharmaceuticals, Inc. and the Company, shall not be deemed to be issued in connection with the Next Equity Financing.

“             “Target Price” means one hundred thirty percent (130%) of the Next Equity Financing Price.”

(b)          by amending and restating Section 1(c) in its entirety as follows (with such amendment and restatement to have effect as of the Effective Date):

“              (c) Number of Shares. This Warrant shall be exercisable for such number of shares of Common Stock as shall equal (i)(x) 0.04, multiplied by (y) the aggregate principal amount of all Term Loan Advances (as defined in the Loan Agreement) made to the Company by the Warrantholder as Lender, divided by (ii) the Exercise Price as in effect from time to time.”

2.             Representations and Covenants of the Warrantholder. This Amendment is entered into by the Company in reliance in the representations and covenants of the Warrantholder set forth in Section 10 of the Warrant, which are incorporated herein by reference and deemed to be re-issued by the Warrantholder as of the date hereof.

3.             No Adjustment Events. The Company represents and warrants that, since the Effective Date (as defined in the Warrant), there has occurred no event of a type described in Section 8 of the Warrant that resulted in an adjustment to the number or class of shares for which the Warrant is exercisable or the Exercise Price.

4.             No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

5.             Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with (i) the General Corporation Law of the State of Delaware, as to all matters within its scope, and (ii) otherwise, the internal domestic laws of the State of New York, without giving effect to its principles regarding conflicts of law.

6.             Electronic Signatures. Each party hereto may execute this Amendment No. 1 by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof..

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[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant Agreement as of the date first above written.

ORCHESTRA BIOMED HOLDINGS, INC.

By:
Name:	Andrew Taylor
Title:	Chief Financial Officer

By:

Name:
Title:

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